Exhibit 5.1

BAKER & DANIELS LLP

600 East 96th Street, Suite 600

Indianapolis, Indiana  46240

Tel 317.569.9600  Fax 317.569.4800

www.bakerdaniels.com

March 24, 2009

Simon Property Group, Inc.

225 West Washington Street

Indianapolis, Indiana 46204

Ladies and Gentlemen:

We have acted as counsel for Simon Property Group, Inc., a Delaware corporation (the “Issuer”), in connection with the issuance and sale by the Issuer of up to 17,250,000 shares (the “Shares”) of the Issuer’s common stock, par value of $.0001 per share, including the preparation and/or review of:

(a)           The joint Registration Statement on Form S-3, Registration Nos. 333-157794 and 333-157794-01 (the “Registration Statement”), of the Issuer and Simon Property Group, L.P., a majority-owned subsidiary of the Issuer, and the Prospectus constituting a part thereof, dated March 9, 2009, relating to the issuance from time to time of equity securities of the Issuer pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “1933 Act”);

(b)           The Prospectus Supplement, dated March 20 2009, to the above-mentioned Prospectus relating to the Shares and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 promulgated under the 1933 Act (the “Prospectus Supplement”); and

(c)           The Underwriting Agreement dated as of March 20, 2009, among the Issuer, Goldman, Sachs & Co., Deutsche Bank Securities Inc. and UBS Securities LLC (the “Underwriting Agreement”).

For purposes of this opinion letter, we have examined originals or copies, identified to our satisfaction, of such documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Issuer and of others, without any independent verification thereof.

On the basis of and subject to the foregoing, we are of the opinion that when the Shares have been issued and delivered in accordance with the Underwriting Agreement, including payment by the underwriters of the amount specified in the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission thereunder.

Yours very truly,

/s/ Baker & Daniels LLP